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                                                                     EXHIBIT 4.1


                              CONSULTING AGREEMENT


         This CONSULTING AGREEMENT (this "Agreement") is entered into as of May 1, 1998 by and between Brooke Group Ltd., a Delaware corporation (the "Company"), and J. Sauter Enterprises, Inc., a Florida corporation (the "Consultant").

                                    RECITALS:

         WHEREAS, the Company, from time to time, may require certain services, and the Consultant is able and willing to provide such services under the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties mutually agree as follows:

                                     TERMS:

         1. Consulting Period. From the date of this Agreement until April 30, 2004 (the "Consulting Period"), the Company agrees to retain the Consultant to act as a consultant to the Company and the Consultant agrees to accept such engagement and to provide consulting services to the Company, upon the terms and subject to the conditions set forth herein.

         2. Consulting Fee. In consideration of the Consultant's services and other obligations hereunder, the Company shall pay the Consultant twenty-four (24) quarterly payments of $94,000 each or such greater or lesser amount which, when taxed at the highest individual marginal federal income tax rate, will yield to Consultant's shareholder(s) $57,500 after payment of such taxes with respect to such amount (each a "Quarterly Payment") (the aggregate of all Quarterly Payments is hereafter referred to as the "Consulting Fee"), payable on the first business day of February, May, August and November in each year, commencing May 1, 1998. The Company may pre-pay any or all such Quarterly Payments, at any time and from time to time, at a discount rate of ten (10%) percent per annum. Any payments which are not paid when due shall bear interest at the rate of ten (10%) per annum until paid.
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                  (a)      At the Company's option, the Company may make any
                           Quarterly Payment in the form of shares of Company common stock (or such other marketable security as the Company may reasonably determine) (the "Tendered Securities") valued for this purpose (subject to the provisions set forth below) at the closing price on the trading day preceding any Quarterly Payment due date. Such shares will be fully paid and non-assessable and will be listed on any securities exchange on which the common stock is then listed and will, when delivered to you, be fully registered under an effective Registration Statement under the Securities Act of 1933, as amended.

                  (b) Upon receipt of Tendered Securities, the Consultant may liquidate such Tendered Securities in a commercially reasonable manner within ten (10) days after receipt. If they are so liquidated, the Consultant shall provide the Company with an accounting within ten (10) days from the last trade date of Tendered Securities, relevant to each Quarterly Payment. If they are so liquidated, the proceeds from such sale and any dividends or other distributions received on the shares, less any reasonable and customary brokerage fees paid in connection with such sale ("Net Proceeds"), shall equal the amount of the Quarterly Payment. The negative difference between the amount of a Quarterly Payment due and the Net Proceeds (if any) shall be paid by the Company within two (2) business days of receipt of the accounting. The positive difference between the amount of a Quarterly Payment due and the Net Proceeds (if any) shall be a credit against the next Quarterly Payment. If there is a positive difference after the last Quarterly Payment, then the Consultant will refund the difference to the Company with the final accounting.

                  (c) If the Company elects to make any Quarterly Payment in Tendered Securities, the Tendered Securities will be delivered to an account which the Consultant designates, in writing, prior to any pay date. The Tendered Securities will be registered under the Securities Act of 1933 (the "Act"),


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                           and so long as the Consultant does not become an
                           affiliate of the Company, within the meaning of Rule 405 of the Act, the Tendered Securities may be resold by it without registration under the Act.

         3. Duties and Responsibilities. The Consultant agrees to be available during the Consulting Period for such consultation and advice concerning the business and affairs of the Company and its affiliates as may be reasonably requested by the executive officers of the Company from time to time subject to the availability of the Consultant. Any failure of the Company to request such services shall not terminate this Agreement or alter, change, or diminish the obligations of the Company to the Consultant hereunder. The Consultant is an independent contractor of the Company and is not an employee or agent of the Company nor entitled to any benefits, privileges or reimbursements given or extended by the Company to its employees.

         4. Restrictive Covenant. In consideration of the foregoing, the Consultant agrees that from the date of this Agreement until April 30, 2004, for any reason, the Consultant (including its officers, directors and shareholders) shall not, directly or indirectly, engage in any business which competes with the Company's existing business (the "Business") in any county in any state in which the Company or any of its direct or indirect subsidiaries (collectively, the "Companies") conducts Business during the Consulting Period; provided, however, that, the beneficial ownership of less than five percent of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.

         5. Confidentiality. The Consultant agrees that at all times during and after the Consulting Period, the Consultant shall: (a) hold in confidence and refrain from disclosing to any other party all information of a private, proprietary or confidential nature, of or concerning the Companies and their business ("Confidential Information"); (b) use the Confidential Information solely in connection with its consulting relationship with the Companies and for no other purpose; (c) take all precautions reasonably necessary to ensure that the Confidential Information shall not be shown, copied or disclosed to third parties, without the prior written consent of the


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Company; and (d) observe all security policies implemented by the Companies from time to time with respect to the Confidential Information. In the event that the Consultant is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Consultant shall provide the Secretary of the Company with prompt notice of such request or order so that the Companies may seek to prevent disclosure in the case of any disclosure, the Consultant shall disclose only that portion of the Confidential Information that it is ordered or directed to disclose. Confidential Information shall not include any information generally available in the public domain prior to disclosure thereof.

         6. Acknowledgments of the Parties. The parties agree and acknowledge that the restrictions contained in Sections 4 and 5 are reasonable in scope and duration and are necessary to protect the Companies. If any provision of Sections 4 or 5 as applied to any party or to any circumstance is adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form such provision shall then be enforceable and shall be enforced.

         7. Release. The Consultant hereby releases and forever discharges the Company, New Valley Corporation and their respective officers, directors and affiliates (collectively, the "Released Parties") from any and all actions, causes of actions, contracts, claims and demands (collectively, "Actions"), which the Consultant and its officers, directors and shareholders had or now have or may have against the Released Parties for any matter arising through the date hereof, including, but not limited to, claims based on the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act of 1974, the Florida Civil Rights Act of 1992, the Dade County Equal Opportunity Ordinance, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Consultant's employment. The foregoing


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release shall not affect the Company's obligations pursuant to this Agreement.

         8. Indemnification. The Consultant will be indemnified by the relevant company to the fullest extent permitted by law for any liability or claim asserted or made against the Consultant to the extent based upon the Consultant serving as an officer, director, employee or consultant of the Company, New Valley Corporation or any affiliate thereof.

         9. Termination. The Consultant's services under this Agreement shall terminate upon the completion of the Consulting Period, unless further extended by mutual agreement of the parties.

         10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be deemed to have been effectively given when delivered personally, when dispatched by electronic facsimile transmission (with receipt thereof electronically confirmed) or one day after having been sent by guaranteed overnight delivery to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

                  To the Company:

                  Marc N. Bell, Esq.
                  Brooke Group Ltd.
                  100 S.E. 2nd Street - 32nd Fl.
                  Miami, Florida 33131
                  (305) 579-8000
                  Fax: (305) 579-8016

                  To the Consultant:

                  Gerald E. Sauter, President
                  J. Sauter Enterprises, Inc.
                  16900 S.W. 82nd Avenue
                  Miami, Florida 33157
                  (305) 378-4591
                  Fax: (305) 254-6874

         11. Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the parties.


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         12.      Assignment. This Agreement, and the Consultant's rights and obligations hereunder, may not be assigned by it. The Company may assign its rights, together with its obligations hereunder, to any successor thereto, provided any such assignee acknowledges its assumption of all such rights and obligations.

         13. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) for the purpose of those procedures to the extent necessary to permit the remaining provisions to be enforced.

         14. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         15. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such state. Any action under this Agreement shall be brought in a court of competent jurisdiction located in Miami-Dade County, Florida.

         16. Agency. Nothing herein shall imply or shall be deemed to imply an agency relationship between the Consultant and the Company.

         17. Entire Agreement; Authority. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings (oral or written) between the parties with respect to such subject matter. Each signator represents that this Agreement constitutes a valid and binding agreement on it and that each is fully authorized to execute and deliver this Agreement.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    BROOKE GROUP LTD.


                                    By:  /s/ Bennett S. LeBow
                                       ----------------------------------
                                    Name:  Bennett S. LeBow
                                    Title: Chairman and Chief
                                           Executive Officer



                                    J. SAUTER ENTERPRISES, INC.


                                    By:  /s/ Gerald E. Sauter
                                       ----------------------------------
                                    Name:  Gerald E. Sauter
                                    Title: President






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